July 30, 2018


Securities and Exchange Commission
450 ? Fifth Street ? N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Executive Vice President - General Counsel & Corporate Affairs Angela Hilt, Vice President ? Corporate Secretary & Associate General Counsel Jinho Joo, Senior Corporate Counsel
Tracy Tong, Corporate Counsel
Cheryl Brice, Assistant Secretary ? Corporate & Securities Specialist


Sincerely,


/s/ Matthew J. Shattock
Name:  Matthew J. Shattock
Title:    Director